                                  EXHIBIT 02.5

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                           FIRST AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT

                                 BY AND BETWEEN

                          BRESLER FAMILY INVESTORS, LLC
               BURTON J. REINER AND ANITA O. REINER, JOINT TENANTS

               BURTON & ANITA REINER CHARITABLE REMAINDER UNITRUST

                                       AND

                             BRESLER & REINER, INC.



--------------------------------------------------------------------------------

                           FIRST AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT

                                 BY AND BETWEEN

                          BRESLER FAMILY INVESTORS, LLC
               BURTON J. REINER AND ANITA O. REINER, JOINT TENANTS

               BURTON & ANITA REINER CHARITABLE REMAINDER UNITRUST

                                       AND

                             BRESLER & REINER, INC.



                                TABLE OF CONTENTS

DESCRIPTION                                                              PAGE
-----------                                                              ----
1.       Definitions                                                     1

2.       First Right of Offer                                            3

3.       Purchase Option of Corporation                                  4

4.       Purchase Option of Remaining Shareholders                       4

5.       Purchase Price                                                  4

6.       Payment of Purchase Price                                       4

7.       Promissory Note and Guarantee                                   5

8.       Transfer of Shares to Purchaser                                 6

9.       Endorsement of Stock                                            8

10.      Covenants of the Corporation                                    8

11.      Securities Law Compliance                                       8

12.      Stock Splits, Dividends, Etc.                                   9

                           FIRST AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT

                                 BY AND BETWEEN

                          BRESLER FAMILY INVESTORS, LLC
               BURTON J. REINER AND ANITA O. REINER, JOINT TENANTS

               BURTON & ANITA REINER CHARITABLE REMAINDER UNITRUST

                                       AND

                             BRESLER & REINER, INC.


DESCRIPTION                                                             PAGE
-----------                                                             ----
13.      Rights, Obligations and Remedies                               9

14.      Notices, Offers, Acceptances and Rejections                    9

15.      Benefit                                                        10

16.      Entire Agreement; Amendment, Modification and Termination      10

17.      Execution in Counterparts                                      11

18.      Governing Law                                                  11

19.      Miscellaneous                                                  11

         (a)      Indulgences, Etc.

         (b)      Provisions Separable

         (c)      Paragraph Headings

         (d)      Gender, Etc.

         (e)      Number of Days

                           FIRST AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT

         FIRST AMENDED AND RESTATED SHAREHOLDERS AGREEMENT made as of this 31/st/ day of July 2002 by and between Bresler Family Investors, LLC ("Bresler") and Burton J. Reiner and Anita O. Reiner, husband and wife as joint tenants ("Reiner"), Burton & Anita Reiner Charitable Remainder Unitrust ("Unitrust") (Bresler, Reiner and Unitrust are hereinafter referred to individually as "Shareholder" and jointly as "Shareholders") and Bresler & Reiner, Inc., a Delaware corporation (hereinafter referred to as "Corporation").

                              W I T N E S S E T H :

         WHEREAS, Shareholders are the owners of the majority of the outstanding stock of Corporation; and

         WHEREAS, Shareholders desire to promote their mutual interests and the interests of Corporation by imposing certain restrictions and obligations on themselves, on Corporation and on their shares of stock of Corporation; and

         WHEREAS, Charles S. Bresler ("Charles"), Burton J. Reiner ("Burt") and Corporation entered into a Shareholders Agreement dated the 11/th/ day of August 1988, which is to be superseded by this First Amended and Restated Shareholders Agreement.

         NOW, THEREFORE, the parties intending to be legally bound, agree as follows:

         1. Definitions. The following terms as used in this Agreement shall be deemed to have the following definitions:

             1.01 "Act" - The Securities Act of 1933.

             1.02 "Board of Directors" - The Board of Directors of Corporation.

             1.03 "Certificates" - The stock certificates representing Shares.

             1.04 "Escrow Agent" - The attorney, bank or trust company designated to act as an escrow agent in accordance with this Agreement.

             1.05 "Offer" - An offer to sell Shares made in accordance with Paragraph 2 of this Agreement.

             1.06 "Offering Shareholder" - A Shareholder or his/her or its personal representative who offers to sell his/her or its Shares in accordance with Paragraph 2 of this Agreement.

             1.07 "Permitted Transferee" - The spouse and issue of Charles or Burt or a trust established for the benefit of such spouse or issue, and a private foundation formed by Charles or Burt which qualifies as charitable organization as defined in Section 501(c)(3) of the Internal Revenue Code of 1986 and a partnership or limited liability company controlled by Charles or Burt.

             1.08 "Promissory Note" - The promissory note to be executed by Purchaser in accordance with this Agreement.

             1.09 "Purchase Price" - The purchase price set forth in Paragraph 5 of this Agreement.

             1.10 "Purchaser" - The Corporation or a Shareholder who purchases Shares pursuant to the terms of this Agreement.

             1.11 "Rejected Offer" - An offer made in accordance with Paragraph 2 of this Agreement which is rejected by the Corporation and the Remaining Shareholder in accordance with Paragraph 3 and 4 of this Agreement.

             1.12 "Remaining Shareholders" - The Shareholders, other than the Offering Shareholder, at the time an offer to sell Shares is made in accordance with Paragraph 2 of this Agreement.

             1.13 "Seller" - A Shareholder who sells Shares in accordance with the terms of this Agreement.

             1.14 "Shares" - Shares of outstanding stock of Corporation.

         2. First Right of Offer. A Shareholder or a Permitted Transferee who wishes to sell, give, contribute, assign, transfer, encumber or otherwise in any manner whatsoever dispose of any of the Shares which he/she or it now owns or hereafter at any time shall acquire, may only do so after first offering all such Shares for sale to Corporation and then to the Remaining Shareholders upon the terms and conditions set forth herein. Every such Offer shall be made in writing and shall state the number of the Shares which the Offering Shareholder desires to sell, give, contribute, assign, transfer, encumber or otherwise dispose. A written copy of such Offer shall be given simultaneously to Corporation and to the Remaining Shareholders. Only in the event that both Corporation and the Remaining Shareholders reject the Offer may the Offering Shareholder, and then only during the period of ninety (90) days following the latter of such rejections, sell, give, contribute, assign, transfer, encumber or otherwise in any manner whatsoever dispose of such Shares. The foregoing provision shall not apply to an inter vivos gift or other transfer of Shares by a Shareholder to a Permitted Transferee, provided such Permitted Transferee agrees in writing to be bound by the terms of this Agreement to the same extent as the Shareholders are bound hereby. An involuntary seizure of Shares owned by a Shareholder shall be deemed to constitute an offer by such Shareholder to sell his/her/its Shares.

         3. Purchase Option of Corporation. Corporation shall have a period of thirty (30) days after receipt by it of an Offer within which to accept or reject such Offer. The Offering Shareholder, and any Permitted Transferee of the Offering Shareholder, shall not participate in any way in the making of the decision as the whether Corporation shall accept or reject such Offer. In order to accept such Offer, Corporation must, in writing, unconditionally accept all of the Shares so offered. Any attempted conditional or partial acceptance of the Offer shall constitute a rejection. Failure on the part of Corporation to take action within such period shall constitute a rejection of the Offer.

         4. Purchase Option of Remaining Shareholders. Should Corporation reject an Offer, the Remaining Shareholders shall have an additional period of thirty (30) days within which to accept or reject such Offer. In order to exercise its or their option, the Remaining Shareholders must, in writing, accept all of the Shares so offered. Any attempted conditional or partial acceptance of the Offer shall constitute a rejection. Failure on the part of the Remaining Shareholders to take action within the period specified shall constitute a rejection of the Offer. In the event that more than one of the Remaining Shareholders wish to exercise its or their option, they shall do so in proportion to their ownership of Shares.

         5. Purchase Price. The Purchase Price of all Shares either sold or redeemed pursuant to this Agreement, shall be an amount equal to the mean of the bid and asked price as quoted in the Washington Post or as otherwise quoted on the NASD Bulletin Board, averaged over the forty (40) business days immediately prior to the date on which the offer is first made.

         6. Payment of Purchase Price.The Purchase Price determined under Paragraph 5 of this Agreement shall be paid in sixty (60) equal monthly payments, the first one of which shall be due on the first day of the second month after the month in which the Offer is accepted.

         7.  Promissory Note and Guarantee.

         A. Promissory Note Each Purchaser shall execute and deliver to the Seller a separate Promissory Note in usual form for his/her or its Share of the Purchase Price providing for payment in accordance with Paragraph 6 of this Agreement. Each such Promissory Note shall be dated as of the date the Offer is accepted and shall contain the following provisions:

             (1) Interest shall be paid on the unpaid balance computed on a daily basis at a rate equal to the prime rate in effect from time to time as quoted in the Wall Street Journal, eastern edition;

             (2) A fee of ten percent (10%) for collection shall be added to the principal balance upon default;

             (3) The full amount of accrued interest shall be paid with each installment payment of principal;

             (4) The entire unpaid principal balance and all accrued interest shall, at the option of Seller, become due thirty (30) days after the giving of written notice of default in the event such default is not cured within the said thirty (30) days after the giving of such notice of default; provided, however, Purchase shall only have the right to cure a payment default twice during any 12 month period; and

             (e) Purchaser shall have the right at any time to prepay the entire unpaid balance, or any part thereof without discount or penalty.

         B. Guarantee In the event the Purchaser is Bresler, Charles shall guarantee the payment of the Promissory Note executed by Bresler or Charles' estate.

         8.  Transfer of Shares to Purchaser.

             (a) Upon the receipt of a Promissory Note referred to in Paragraph 7, the Seller shall deposit the Certificates in escrow with the attorney-at-law, bank or trust company designated by the Seller. The Certificates shall be duly endorsed in blank for transfer and shall be accompanied by all documents necessary to effect transfer. The Escrow Agent shall cause the ownership of the Shares to be recorded in his/her or its name. So long as the Purchaser is not in default in making any payment due under the Promissory Note executed by such Purchaser, the Shares of such Purchaser so held by the Escrow Agent may be voted only by such Purchaser unless the Purchaser is the Corporation in which event such Shares shall either be voted or treated as treasury shares as the Board of Directors shall determine by appropriate resolution. Pending final payment of a Promissory Note, all dividends on the Shares held in escrow to secure such Promissory Note shall be received by the Escrow Agent and paid by him or it to the Seller and applied to the last payment due under the Promissory Note. Simultaneously with final payment of a Promissory Note, the Escrow Agent shall deliver to the Purchaser who was the maker of such Promissory Note, duly endorsed for transfer, all such Certificates and all other documents necessary to effectively transfer such Shares. In the event that a Purchaser defaults in the payment of any installment of principal or interest due under a Promissory Note, and such default continues for a period in excess of thirty (30) days, the Escrow Agent shall, ten (10) days after the receipt of a written certification of default from the holder of the Promissory Note together with evidence that a copy of such certification has been given to the maker of the Promissory Note, deliver to the Seller or his assignee the Certificate being held by the Escrow Agent to secure the defaulted Promissory Note. Such Certificate shall be duly endorsed for transfer and thereafter the Purchaser shall have no rights whatsoever in such Shares. In such event the Seller may, subject to the limitations of the District of Columbia Uniform Commercial Code, elect to:

             (i) Retain the Shares being held as security for the defaulted Promissory Note in full satisfaction of the then unpaid balance of the said defaulted Promissory Note; or

             (ii) Cause said Shares to be sold at public or private sale and, if the proceeds of such sale are less than the total of all amounts due under the said defaulted Promissory Note, enforce immediate payment of such deficiency by the maker of such Promissory Note.

         (b) Any holder of a Promissory Note shall be entitled to purchase any part or all of the Shares being sold at such public or private sale, provided that, if a holder desires to purchase such Shares at a private sale, such holder shall notify the maker of such defaulted Promissory Note at least thirty (30) days prior to such sale, setting forth the time, place, minimum price to be paid and the terms of payment, and if the maker fails to purchase, or obtain a third party to purchase at such sale, such sale shall be final and shall be deemed to have been conducted in a commercially reasonable manner.

         (c) The Escrow Agent shall be entitled to rely upon the written certification of the holder of the Promissory Note to the effect that the maker thereof has defaulted; provided, however, if the maker of the Promissory Note gives notice to the Escrow Agent that they or it disputes the existence of a default, Escrow Agent shall retain the Certificates until such dispute is adjudicated or settled.

         (d) Escrow Agent shall not be liable for any actions or failures to act hereunder, except in the event of fraud or willful misconduct. The Seller and the Purchaser shall pay in equal proportion all fees and costs of the Escrow Agent.

     9. Endorsement of Stock. All Certificates owned by the Shareholders shall have endorsed thereon the following statement:

          "The shares of stock represented by this certificate are held subject to the terms and conditions of an Agreement dated as of the 31st day of July, 2002 by and among the Corporation and certain of its Shareholders, which Agreement contains provisions restricting the Shareholder's right to transfer the shares of stock represented by this certificate. A copy of the Agreement is on file at the office of the Corporation."

     All Certificates representing additional Shares of stock of Corporation acquired by any of the Shareholders shall be similarly endorsed

     10. Covenants of the Corporation. Corporation shall use its best efforts to cause the legend specified in Paragraph 9 hereof to be placed on all Certificates in respect of Shares which are subject to the provisions of this Agreement and shall also institute a stop transfer order with the transfer agent for such Shares. Corporation shall retain a copy of this Agreement and copies of all amendments thereto which it receives on file at the office of Corporation. Corporation shall have no liability as a result of its failure to perform its obligations under this Paragraph 10, unless such failure is willful. In carrying out its obligations hereunder, Corporation shall be entitled to rely conclusively on any notice believed by Corporation to have been signed by the Shareholders or their authorized representatives.

     11. Securities Law Compliance. Corporation shall have no obligation to issue Certificates in connection with any transfer of Shares unless satisfied that there has been compliance with the requirements of the Securities Act of 1933 and applicable state securities laws and all rules and regulations promulgated under the Securities Act of 1933 and such state securities laws.

     12. Stock Splits, Dividends, Etc. Whenever a specific number of Shares or the Purchase Price is to be computed hereunder such number or amount shall be adjusted for subsequent stock splits, stock dividends or other capital adjustments of the Corporation.

     13. Rights, Obligations and Remedies. Shareholders agree that their rights and obligations under, and the remedies to enforce, this Agreement are joint and several and each Shareholder shall be completely free to enforce any or all of the rights or obligations under this Agreement against the other Shareholder with or without the concurrence or joinder of the other Shareholder or Corporation. The Shares are unique, and recognizing that the remedy at law for any breach or threatened breach by a Shareholder of the covenants and agreements set froth in this Agreement would be inadequate and that any such beach or threatened breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain, the Shareholders agree that in the event of any breach or threatened breach of nay such covenant or agreement, in addition to any and all other legal and equitable remedies which may be available, any Shareholder may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of any breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice.

     14.  Notices, Offers, Acceptances and Rejections.

          (a) Any notice required to be given, or Offer, acceptance or rejection made pursuant to the provisions of this Agreement shall be given in writing and sent by certified mail, postage prepaid, simultaneously to Corporation at its principal office, and to all of the Shareholders, or their personal representatives, as the case may be, at their respective last known residences.

          (b) Whenever a period of time is to be computed from the date of receipt of an item of certified mail, such period shall be computed from the fifth (5th) day following the date of mailing if delivery of the certified mail item is refused by the party to who it was directed.

          (c) Whenever a notice, Offer, acceptance or rejection or a copy is required to be sent to more than one person, all such communications should, whenever reasonably possible, be mailed within a single twenty-four (24) hour period.

     15. Benefit. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their personal representatives, heirs, successors and assigns.

     16.  Entire Agreement; Amendment, Modification and Termination.

          (a) The Shareholders Agreement dated the 11/th/ day of August 1988 by and between Charles S. Bresler, Burton J. Reiner and Corporation is hereby made null and void and superseded by this First Amended and Restated Shareholders Agreement. Corporation shall authorize its Transfer Agent to remove all endorsements currently on outstanding Certificates which refer to said August 11, 1988 agreement.

          (b) This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage inconsistent with any of the terms hereof. This Agreement may be amended, modified or terminated at any time or times by the unanimous agreement in writing of Corporation and the Shareholders, provided, however, no such amendment, modification or termination, shall affect the right of any person or entity to receive, or the obligation of any person or entity to pay, on the terms and conditions of this Agreement, the Purchase Price for Shares sold pursuant to this Agreement prior to such amendment, modification or termination, or the right or obligation of any person or entity to sell or purchase Shares, on the terms and conditions of this Agreement, if the offer giving rise to such right or obligation to sell or purchase Shares has in fact been made prior to such amendment, modification or termination.

     17. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     19.  Miscellaneous.

          (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege with respect to any concurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

          (b) Provisions Separable. The provisions of this Agreement are independent of and separable from each other and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (c) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (d) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

          (e) Counterparts. This Agreement may be executed in counterparts and when each party has executed a counterpart this Agreement shall be deemed to be in full force and effect and binding upon all parties.

          (f) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Bresler & Reiner, Inc.                    Bresler Family Investors, LLC

By:_________________________              By: ___________________________
                                                                  Manager

Attest:

____________________________              _______________________________
Charles S. Bresler                        Burton J. Reiner, Joint Tenant

____________________________              _______________________________
Burton J. Reiner                          Anita O. Reiner, Joint Tenant

                                          Burton & Anita
                                          Charitable Remainder Unitrust

                                          By:____________________________